SCHEDULE 14A - INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to [section] 240.14a-11(c) or [section] 240.14a-12

                              JLG INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

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


                             JLG Industries, Inc.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           Monday, November 17, 1997


Dear Fellow Shareholder:

It is my pleasure to invite you to attend the 1997 Annual Meeting of Shareholders of JLG Industries, Inc. The meeting will be held at the Company's headquarters in McConnellsburg, Pennsylvania on Monday, November 17, 1997 at 4:30 p.m. for the following purposes:

    1. To elect a board of eight directors of the Company to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and qualified.

    2. To ratify the selection of independent auditors for the 1998 fiscal year.

    3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has designated the close of business on October 1, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting or any adjournments thereof.

We hope that you will be able to attend the meeting in person. Whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the postage-paid return envelope provided. It is important that your shares are represented and voted at the meeting.

On behalf of the Board of Directors, I wish to thank you for your cooperation and continued support.


/s/ Charles H. Diller, Jr.
--------------------------
Charles H. Diller, Jr.
Secretary

                                PROXY STATEMENT

                                    GENERAL

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of JLG Industries, Inc. (the "Company") of proxies to be voted at the 1997 Annual Meeting of Shareholders of the Company to be held at the Company's headquarters in McConnellsburg, Pennsylvania on November 17, 1997.

A proxy may be revoked by the person giving the proxy at any time prior to the close of voting. Prior to the Annual Meeting, a proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. During the Annual Meeting, a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of the Annual Meeting prior to the close of voting.

It is important that your shares are voted at the Annual Meeting. Whether or not you plan to attend in person, we urge you to take a moment now to exercise your right to vote by signing, dating and mailing the proxy card(s) found in the address pocket of the mailing envelope. If you hold shares in more than one account, then you will receive more than one card. Please sign, date and mail each card received to assure that all of your shares will be represented and voted at the Annual Meeting.

All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, the officers, directors, or other employees of the Company, as yet undesignated, and without compensation other than their regular compensation, may solicit proxies in person or by other appropriate means if authorized and if deemed advisable. The Company has also engaged the proxy soliciting firm of D.F. King & Co., Inc. for a fee not to exceed $5,000 plus out-of-pocket expenses.

As of October 1, 1997, the record date for the Annual Meeting as set by the Board of Directors, there were 44,009,117 shares of Capital Stock issued and outstanding. Each share of Capital Stock entitles the holder to one vote at the Annual Meeting. There are no other voting securities of the Company.

                             ELECTION OF DIRECTORS

The persons named in the following table have been nominated by the Board of Directors for election as directors at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and qualified. Directors are elected by a majority of the votes cast.

Nominees for Directors

                                   Director
Name                       Age     Since       Background Information
------------------------   -----   ---------   ----------------------------------------------------
L. David Black              60       1990      Chairman of the Board, President and Chief
                                               Executive Officer; prior to 1993, President and
                                               Chief Executive Officer. Director, Columbus
                                               McKinnon Corporation.
Charles H. Diller, Jr.      52       1984      Executive Vice President and Chief Financial
                                               Officer.
George R. Kempton           63       1993      Retired Chairman of the Board and Chief Executive
                                               Officer, Kysor Industrial Corporation. Director,
                                               Simpson Industries Inc.
James A. Mezera             67       1984      President, Mezera and Associates, Inc., a
                                               management consulting firm; prior to 1996, Vice
                                               President, Komatsu Dresser Company.
Gerald Palmer               52       1994      Vice President, Technical Services Division,
                                               Caterpillar, Inc.
Stephen Rabinowitz          54       1994      Chairman of the Board, President and Chief
                                               Executive Officer, General Cable Corporation; prior
                                               to 1994, President, AlliedSignal Braking Systems,
                                               AlliedSignal, Inc.

                                 Director
Name                     Age     Since       Background Information
----------------------   -----   ---------   -------------------------------------------------
Thomas C. Wajnert         54       1994      Chairman of the Board, AT&T Capital Corporation;
                                             prior to 1997, Chairman of the Board and Chief
                                             Executive Officer, AT&T Capital Corporation.
Charles O. Wood, III      59       1988      President, Wood Holdings, Inc., a private
                                             investment firm. Chairman of the Board, Boston
                                             Private Bancorp.

Each nominee for director listed above has been employed in the capacity noted for more than five years, except as indicated. There are no family relationships among any of the above-named directors.


Board of Directors

The Company's Board of Directors held five meetings during the 1997 fiscal year. During that time, each director attended at least seventy-five percent of the aggregate of (i) the number of meetings of the Board and (ii) the number of meetings held by all committees of the Board on which he served.

The Board of Directors has established three committees--Audit, Compensation and Directors and Corporate Governance to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during the 1997 fiscal year are described below.

The Audit Committee, currently consisting of Messrs. Kempton (Chairman), Palmer, Rabinowitz, and Wajnert, who are all outside directors, met two times during the 1997 fiscal year. Its functions include recommending the selection of the independent auditors; conferring with the independent auditors and reviewing the scope and fees of the annual audit and the results thereof; reviewing the Company's annual report to shareholders and annual filings with the Securities and Exchange Commission; reviewing the adequacy of the Company's internal audit function, as well as the accounting and financial controls and procedures; and approving the nature and scope of nonaudit services performed by the independent auditors.

The Compensation Committee, currently consisting of Messrs. Mezera, Rabinowitz, Wajnert and Wood (Chairman), who are all outside directors, principally evaluates the performance of the Chief Executive Officer; reviews his evaluation of the other officers' performance; recommends compensation arrangements for all officers of the Company, including salaries, bonuses and other supplemental compensation programs; administers the Company's Stock Incentive Plan; and reviews all other officer-related benefit plans. The Compensation Committee held three meetings during the 1997 fiscal year.

The Directors and Corporate Governance Committee, currently consisting of Messrs. Kempton, Mezera (Chairman), Palmer, and Wood, who are all outside directors, held one meeting during fiscal 1997. This committee is responsible for identifying and recommending to the Board appropriate areas of expertise to be represented on the Board; identifying qualified candidates to fill Board positions; reviewing and recommending the slate of directors to be submitted for election by the shareholders at each annual meeting; reviewing any shareholder nominations of directors to determine whether they comply with substantive and procedural requirements; recommending to the Board staffing of committees and reviewing the scope of each committees' responsibilities; reviewing shareholder proposals for inclusion in the Company's proxy materials and determining whether they comply with substantive and procedural requirements; recommending to the Board appropriate levels of director compensation and compensation programs; reviewing and advising the Board regarding management succession plans; and evaluating the performance of current directors.

Director nominations, other than those by or at the direction of the Board, may be made pursuant to written notice received by the Secretary of the Company at the principal executive offices of the Company no later than ninety days prior to the anniversary date of the previous year's annual meeting. Such notice must be accompanied by written statements signed by each person so nominated setting forth all information in respect of such person that would be required by Rule 14a-3 promulgated by the Securities and Exchange Commission if such person had been nominated by the Board of Directors and stating that such person consents to such nomination and consents to serve as director of the Company if elected.

Directors, who are not employees of the Company, receive compensation for their services as directors. Each such director currently receives a $16,000 annual retainer and each committee chairman a $1,000 annual retainer for service as a committee chairman. In addition, each such director receives $1,000 and $850, respectively, for each Board meeting or committee meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings and for other services rendered as a director. Directors, who are employees of the Company, do not receive additional compensation for services as a director.

The JLG Industries, Inc. Directors Stock Option Plan provides for annual grants to each non-employee director of an option to purchase 6,000 shares of the Company's Capital Stock provided the Company earned a net profit, before extraordinary items, for the prior year.

The Company has a Directors' Deferred Compensation Plan which entitles each eligible director to defer the receipt of fees payable for services as a director. Any director, who is not an employee of the Company, is eligible to participate in the plan. Mr. Mezera elected to participate in the plan during fiscal 1997. Payments deferred under the plan accrue interest at the prime rate in effect from time to time. During fiscal 1997, Mr. Mezera received $18,200 in fees for consulting services performed for the Company.


                    VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth, as of September 12, 1997, the beneficial ownership of the Company's Capital Stock by (i) each director or nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation", and (iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by such persons with the Securities and Exchange Commission ("Commission") or upon information provided to the Company.

                   Amount and Nature of Beneficial Ownership

                                                       Acquirable
     Name of Person                    Currently        Within 60     Percent of
     Or Group(1)                        Owned(2)          Days         Class(3)
     ----------------------------      ----------      ----------     ---------
     Charles O. Wood, III              308,000(4)        66,000
     L. David Black                    280,188(5)       354,208        1.4%
     Charles H. Diller, Jr.            224,485          117,769
     Raymond F. Treml                  152,159           51,335
     Rao G. Bollimpalli                 86,902           30,087
     Michael Swartz                     42,341           38,377
     George R. Kempton                  42,000           30,000
     James A. Mezera                    37,000           30,000
     Gerald Palmer                      12,000           46,992
     Thomas C. Wajnert                  12,000           18,000
     Stephen Rabinowitz                  6,000           47,064
     All directors and executive
      officers as a group
      (11 persons)                   1,203,075          829,832        4.5%

(1) The address of each of the named persons is in care of JLG Industries, Inc., 1 JLG Drive, McConnellsburg, PA 17233.
(2) Each person listed has advised the Company that, except as otherwise indicated, such person has sole voting and sole investment power with respect to the shares indicated, except for certain shares as follows where each person has voting but not investment power: Mr. Black, 171,588; Mr. Diller, 82,305; Mr. Swartz, 35,735; Mr. Treml, 53,519; Mr. Bollimpalli, 51,369: and all directors and executive officers as a group, 394,516.
(3) Percentages are not shown where less than 1.0%.
(4) Includes 48,000 shares owned by a family trust.
(5) Includes 3,600 shares owned by spouse.

                            EXECUTIVE COMPENSATION

Executive Compensation Policies

The Company's executive compensation programs are designed to retain or attract qualified executives to manage implementation of the Company's business plans and to provide appropriate incentives, based principally on objective criteria, that link compensation to Company performance. The Compensation Committee, which is composed entirely of non-employee directors, reviews executive compensation levels annually and recommends for Board consideration an annual compensation package for each executive officer comprised of base salary and target cash bonuses pursuant to an incentive bonus plan. The target cash bonuses are awarded on the basis of individual performance objectives and the Company's achieving targeted levels of return on average shareholders' equity and other performance objectives. The Committee also determines annually for each executive officer appropriate levels of stock options or other stock-based awards under the Company's Stock Incentive Plan. In granting stock options, the Committee considers the cash value of such awards based on the Black-Scholes valuation method. The Committee believes the stock-based awards provide incentives for executive management to promote intermediate-term and long-term shareholder value.

Total compensation available in the combined package for each officer will generally be set based on the Company's financial condition, performance objectives correlated to the Company's annual business plan and comparisons to the preceding year's package. The Committee also evaluates compensation levels for comparable positions reflected in survey data provided by the Committee's independent compensation consultant. The consultant seeks to compile survey data drawn from a broad group of industrial companies of roughly comparable revenue size, with roughly comparable officer positions and responsibilities. In considering all of these factors, the Committee seeks to set base salaries generally equivalent to median levels reflected in the survey data. In setting performance-based compensation, the Committee seeks to provide Company executives with the opportunity to earn total compensation generally at or exceeding the 75th percentile levels reflected in the survey data. As a secondary comparative measure the Committee examines compensation practices of a selected group of capital equipment manufacturers. However, the Committee believes that the market for skilled senior management is not limited to capital equipment manufacturers and that a broad industry comparison offers a better basis for establishing annual compensation packages than comparison to executive compensation paid by firms included in either the selected group of capital equipment manufacturers examined by the Committee or the peer industry group identified in the Performance Graph included in this Proxy Statement.

Compensation for Fiscal Year 1997

Compensation paid to the Company's executive officers for fiscal year 1997 consisted of a base salary and a year-end cash bonus. The Committee also awarded stock options and restricted share awards under the Company's Stock Incentive Plan.

Base salaries for fiscal 1997 were generally at or slightly below the median of survey data provided by the Committee's compensation consultant. For fiscal 1998, after consulting with Mr. Black, the Committee recommended and the Board authorized Mr. Black to adopt limited salary increases ranging from 3% to 5% for each officer, with higher percentage increases typically for officers whose fiscal 1997 salaries were below median survey levels. As part of the Company's cost reduction initiatives for fiscal 1998, Mr. Black elected not to adopt any salary increases for officers for fiscal 1998.

At the outset of fiscal 1997 the Committee established under the management incentive plan a cash bonus matrix based on possible levels of fiscal 1997 operating income (OI), return on average assets (ROA) and return on average shareholders equity (ROSE) in ranges classified as threshold, target and distinguished. Demand for the Company's products softened during the second half thereby limiting financial performance below levels targeted at the beginning of the fiscal year. 1997 OI and ROSE fell in the incentive plan threshold range with ROA falling below threshold. Accordingly, cash bonuses recommended by the Committee and approved by the Board were substantially below year ago bonuses even though the Company's sales and earnings exceeded year ago performance.

For fiscal 1997, the Committee also awarded stock options and restricted shares that provide long- and intermediate-term incentives and that offer opportunities for officers to earn total compensation generally at or exceeding the 75th percentile levels reflected in survey data. Stock options, which provide long-term incentives, were awarded on a basis similar to prior years. The Committee also awarded restricted shares under a new program with vesting criteria designed to provide intermediate-term incentives. Unlike stock options which remain exercisable for 10 years, these shares will vest if at any time between two and five years after the date of grant the Company achieves a certain share price appreciation target. In addition, the restricted shares will vest at the end of five years if the grantee remains an employee of the Company.

Chief Executive Officer Compensation

The Committee again recognizes Mr. Black's leadership in guiding the Company to its fourth consecutive year of record sales and earnings. The Committee also appreciates Mr. Black's willingness to establish "stretch" goals for Company performance and to stake a large portion of his compensation upon achievement of these goals.

Despite a record year, as noted above, fiscal 1997 Company performance did not achieve the "stretch" goals established at the year's outset. Accordingly the $52,416 cash bonus for fiscal 1997, which was determined by the Committee in accordance with the matrix set forth in the incentive bonus plan, was substantially below Mr. Black's fiscal 1996 bonus. Mr. Black's base salary for fiscal 1997 was $350,016. At his request, the Committee recommended no increase in Mr. Black's salary for fiscal 1998. In setting the base salary and bonus targets, the Committee considered survey data provided by the Committee's compensation consultant. Mr. Black's base salary fell in the second quartile of survey data. With the bonus, Mr. Black's total cash compensation was in the first quartile. If the Company had achieved the "stretch" goals, payment of a bonus commensurate with that achievement would have produced total cash compensation for Mr. Black approximating the 75th percentile of survey data.

The Committee also awarded Mr. Black options to acquire 62,400 shares of Capital Stock, with an exercise price equal to the market price on the date the options were granted. One third of the options become exercisable over each of the next three years subject to Mr. Black's continuing employment with the Company. The Committee also awarded Mr. Black 140,000 restricted shares. The restricted shares may vest at any time between two and five years following the date of grant if the Company achieves a certain share price target, or at the end of five years if Mr. Black is then an employee of the Company. With the options and restricted shares, Mr. Black's total direct compensation somewhat exceeded the 75th percentile of the survey data provided by the Committee's compensation consultant. In determining the number of options and restricted shares awarded to Mr. Black, the Committee based its decision on Mr. Black's performance.

Discussion of Corporate Tax Deduction for Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), precludes a public corporation from taking a tax deduction in any year for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. The $1 million annual deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Code Section 162(m)(4)(C) and regulations promulgated thereunder.

The Committee believes that Company and executive performance are the most determinative factors with respect to all components of executive compensation other than base salaries. Both cash bonuses under the current Management Incentive Plan and grants of restricted shares for fiscal 1995 and 1996 were determined by the Committee based on performance criteria. And restricted shares awarded for fiscal 1997 provide for accelerated vesting upon achievement of certain performance criteria. However, none of these compensation components meets the technical performance-based criteria required by Code Section 162(m) for exclusion from the deduction limit. Compensation expenses in respect of stock options granted under the Company's Stock Incentive Plan will be excluded from the deduction limit.

In fiscal 1997 the Company's highest-paid executive, Mr. Black, received cash compensation totalling $402,432 and compensation of $97,500 in respect of vesting of restricted shares granted for fiscal 1995. Thus, in fiscal 1997 the deduction limit did not affect the Company, and as a general matter, the Committee does not anticipate that cash compensation (including bonuses) paid to any of the five highest-paid executive officers in any year in the near future will approach $1 million. However, there is the possibility that, if the Company's stock price appreciates substantially, vesting of restricted shares that do not meet the requirements of Section 162(m) could cause the threshold to be exceeded for fiscal years subsequent to fiscal 1997.

Accordingly, the Committee will continue to monitor this matter and, if warranted and consistent with compensation objectives, will consider modifications to the Management Incentive Plan and/or future restricted share awards to maximize the Company's compensation related tax deductions.

This report is submitted by the Compensation Committee of the Board of Directors.

James A. Mezera
Stephen Rabinowitz
Thomas C. Wajnert
Charles O. Wood, III

The following tables and narrative identify the Company's executive officers and set forth compensation information for the Company's Chief Executive Officer and its four most highly compensated executive officers (the "named executive officers") as of the end of the 1997 fiscal year.

Summary Compensation Table

                                                                                  Long Term
                                                                                 Compensation
                                 Annual Compensation                                Awards
                             ----------------------------                   ----------------------
Name, Age and                                                   Other        Restricted                  All
Principal                                                      Annual          Stock                    Other
Position                      Year    Salary    Bonus(1)   Compensation(2)   Awards(3)    Options   Compensation(4)
---------------------------- ------ ---------- ---------- ----------------- ------------ --------- ----------------
L. David Black, 60           1997   $350,016   $ 52,416                                    62,400      $76,335
Chairman of the Board,       1996    300,000    354,406                       282,865      55,810       14,713
President and Chief          1995    253,008    177,106                        94,438      95,400        8,312
Executive Officer

Charles H. Diller, Jr., 52   1997    196,008     26,092                                    24,700       51,699
Executive Vice               1996    180,000    189,000                       150,775      22,105       13,845
President and Chief          1995    165,000     99,000                        36,104      28,800       12,249
Financial Officer

Michael Swartz, 52           1997    165,000     21,964                                     9,300       22,380
Senior Vice                  1996    145,608    152,900                       122,008       8,335       14,749
President-Marketing          1995    133,608     66,804                        24,369      13,800       16,233

Raymond F. Treml, 57         1997    150,000     17,471                                     8,400       38,481
Senior Vice                  1996    133,008    122,200                        97,495       7,605       14,998
President-Manufacturing      1995    122,016     61,008                        22,276      12,600       12,358

Rao Bollimpalli, 59          1997    138,000     16,073                                     7,800       33,850
Senior Vice                  1996    120,000    110,300                        87,968       6,865       14,701
President-Engineering        1995    110,016     55,008                        20,070      11,400       13,888

(1) Reflects bonuses earned during the fiscal year, but paid during the following fiscal year.

(2) Excludes the value of perquisites and other personal benefits. The incremental cost to the Company of providing such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of annual salary and bonus for any of the named executive officers.

(3) The restricted shares were awarded September 4, 1996 with respect to the fiscal year ended July 31, 1996 and September 6, 1995 with respect to the fiscal year ended July 31, 1995. Total restricted shares held and the aggregate market value at July 31, 1997 for the Named Executive Officers were as follows: Mr. Black, 25,290 shares valued at $279,783; Mr. Diller, 12,014 shares valued at $132,911; Mr. Swartz, 9,203 shares valued at $101,813; Mr. Treml, 7,654 shares valued at $84,676; and Mr. Bollimpalli, 6,903 shares valued at $76,368. Dividends are payable on the restricted shares and vesting of the awards is in three equal annual installments beginning one year following the date of grant. Does not include restricted shares awarded September 3, 1997 under the Company's new Mid-Term Incentive Plan for fiscal 1998.

(4) For fiscal 1997, includes payments pursuant to the Company's Supplemental Medical Care Reimbursement Plan for its Named Executive Officers to reimburse medical expenses incurred by them or their dependents and not paid by other employee benefit plans (Mr. Black $4,154; Mr. Diller $1,455; Mr. Swartz $2,652; Mr. Treml $2,051; and Mr. Bollimpalli $573); payments pursuant to the Company's Annual Physical Examination Plan (Mr. Black $2,653; Mr. Diller $3,349; Mr. Swartz $4,682; Mr. Treml $3,873; and Mr.
    Bollimpalli $3,087); contributions to the Company's discretionary, defined contribution retirement plan (Mr. Black $13,781; Mr. Diller $17,655; Mr. Swartz $15,046; Mr. Treml $17,929; and Mr. Bollimpalli $18,932); and contributions pursuant to the Company's Executive Deferred Compensation Plan (Mr. Black $55,747; Mr. Diller $29,240; Mr. Treml $14,627; and Mr. Bollimpalli $11,258).

Stock Options/SAR Grants in Last Fiscal Year

                                                                                               Potential Realizable
                                                                                             Value at Assumed Annual
                                                                                                  Rates of Stock
                                                                                                Price Appreciation
                                       Individual Grants                                        for Option Term(3)
                           -----------------------------------------                         ------------------------
                                           % of Total
                                            Options
                                           Granted to
                             Options/      Employees     Exercise or
                              SAR's        in Fiscal     Base Price        Expiration
Name                        Granted(1)       Year        Per Share           Date(2)             5%           10%
------------------------   ------------   -----------   ------------   -------------------   ----------   -----------
L. David Black               62,400           29%         $ 11.84       September 2, 2007    $464,637     $1,177,482
Charles H. Diller, Jr.       24,700           11            11.84       September 2, 2007     183,919        466,087
Michael Swartz                9,300            5            11.84       September 2, 2007      69,249        175,490
Raymond F. Treml              8,400            4            11.84       September 2, 2007      62,547        158,507
Rao Bollimpalli               7,800            4            11.84       September 2, 2007      58,080        147,185

(1) Consists solely of options to purchase shares of Capital Stock.

(2) Options become exercisable in equal amounts over a three year period beginning September 3, 1998. To the extent not already exercisable, the options generally become exercisable upon a change in control. A change in control means either (i) any person or group becomes the beneficial owner of 25% or more of the voting power of the Company's Capital Stock; or (ii) the election within a twelve-month period of three or more directors whose election is not approved by the majority of the Board of Directors; or (iii) the incumbent directors cease to be a majority of the Board of Directors.

(3) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation in the market price of the Capital Stock over the terms of the options. The potential realizable value to all shareholders using the specified 5% and 10% rates of appreciation and the outstanding shares at July 31, 1997 would be $325,586,707 and $825,100,640, respectively. The Company's use of these hypothetical appreciation rates specified by the Securities and Exchange Commission should not be construed as an endorsement of the accuracy of this method of valuing options. The value realized by the holders of the options will depend upon the actual performance of the Capital Stock over the term of the options.


Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

                                                                                              Value of Unexercised
                                                                Number of Unexercised             In-the-Money
                                                                       Options                      Options
                          Shares Acquired                       At Fiscal Year End(1)        At Fiscal Year End(2)
Name                        on Exercise     Value Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
------------------------ ----------------- ---------------- ------------- --------------- ------------- --------------
L. David Black                                                 354,208       129,006        $2,814,318     $631,853
Charles H. Diller, Jr.                                         117,769        48,336           905,562      236,361
Michael Swartz                14,400           $254,808         38,377        22,158           276,066      123,788
Raymond F. Treml              10,000            178,800         51,335        21,270           390,120      123,400
Rao Bollimpalli               27,798            482,465         30,087        20,380           229,069      123,073

(1) The Company does not have any outstanding stock appreciation rights.
(2) Value is calculated based on the difference between the option exercise price and the closing market price of the Company's Capital Stock on July 31, 1997, multiplied by the number of shares underlying the option.

Compensation Pursuant to Plans

The Company maintains a non-qualified defined benefit plan that provides for payments, following retirement or in other specified circumstances, equal to the average of the officer's base salary plus cash bonus for the two calendar years in which the sum is the highest, multiplied by 65% for Mr. Black, 60% for Mr. Diller and 55% for Messrs. Swartz, Treml and Bollimpalli; offset, however, by the actuarial equivalent of benefits provided to the officer in conjunction with the Company's contribution to other employer sponsored retirement plans, the actuarial equivalent of retirement benefits provided by previous employers of the officer; and 50% of the officer's social security benefit. The retirement benefit is payable in the form of a ten year certain life annuity, with options for a joint and survivor annuity and an actuarial equivalent lump sum payout. The officer may elect to receive a reduced retirement benefit in the case of early retirement. The plan provides for 25% vesting per year after two years of service, with full vesting after five years of service. The Company also provides a separate retiree medical plan to the officers, together with their spouse and eligible dependents. Based on their annual compensation through the end of the Company's 1997 fiscal year, the offsetting benefits identified in the Plan and assuming normal retirement age has been attained, the named executive officers would be entitled to projected annual payments under the plan as follows: Mr. Black, $398,000; Mr. Diller, $147,000; Mr. Swartz, $116,000; Mr. Treml, $83,000; and Mr. Bollimpalli $73,000.

The Company has an Executive Deferred Compensation Plan which allows officers to defer all or a portion of their base salary and/or cash bonus. Provided that the officer elects to defer some portion of his base salary and/or cash bonus, the Company will contribute to the officer's account an amount equal to the amount that would have been contributed by the Company to the account in the Company's Savings Plan in the form of matching and profit sharing contributions, but for the various limitations in the Code. Payments deferred and contributions received under the plan currently accrue interest at the prime rate in effect from time to time.

The Company also maintains an executive severance plan which will provide a severance benefit of three times the aggregate of base salary and cash bonus for Mr. Black and two times the aggregate of base salary and cash bonus for Messrs. Diller, Swartz, Treml and Bollimpalli, with base salary and cash bonus being the amounts paid the officer for the final twelve calendar months of employment. The severance benefit is payable in the form of a lump sum upon involuntary termination of employment by the Company, unless the termination is for one of the specified reasons which includes disloyalty or conviction of a felony. The severance benefit is also payable in certain other circumstances in connection with a change of control and will be adjusted to gross-up for any excise tax applicable to compensation in excess of limits presented in Section 280G of the Code. No severance benefit is payable if the officer is entitled to a retirement benefit under the supplemental executive retirement plan, except in connection with a change of control. The severance benefit includes continuation of Company provided life and medical insurance in the event of a change in control.

Performance Graph

The following graph compares the cumulative return on the Company's Capital Stock over the past five years with the cumulative total return on shares of companies comprising Standard & Poor's 500 Stock and Diversified Machinery Group indices. Cumulative total return is measured assuming an initial investment of $100 on July 31, 1992 and the reinvestment of all dividends paid. On September 18, 1996, the Company shares began trading on the New York Stock Exchange. Consequently, the Company reexamined its NASDAQ market and peer group indices and those used by other manufacturing companies in similar industries and concluded that the Standard & Poor's indices presented a more appropriate comparison than presented in prior years. As required in the year of change, the NASDAQ market and peer industry group indices previously used are presented for comparative purposes.

[GRAPHIC OMITTED]

[Line Chart]

                   Peer         S&P
                 Industry    Machinery
           JLG    Group        Group   NASDAQ   S&P 500
           ---    -----        -----   ------   -------

1992       100      100         100      100      100
1993       158      109         132      124      150
1994       372      114         151      136      190
1995       764      144         191      166      231
1996      2345      168         194      181      241
1997      1404      256         316      266      337

 Year Ended July 31,                         1992      1993      1994      1995       1996      1997
 JLG Industries, Inc.                       $ 100     $ 158     $ 372     $ 764     $2,345    $1,404
 S&P 500                                      100       109       114       144        168       256
 S&P Diversified Machinery Group Index        100       132       151       191        194       316
 NASDAQ Market Index                          100       124       136       166        181       266
 Peer Industry Group Index                    100       150       190       231        241       337

                             CERTAIN TRANSACTIONS

During fiscal 1997, the Company purchased wire harnesses from General Cable Corporation. Payments in fiscal 1997 totalled $2,630,087. Mr. Rabinowitz is Chairman of the Board, President and Chief Executive Officer of General Cable Corporation. Such purchases were in the ordinary course of business and at competitive prices and terms. The Company anticipates that additional purchases will occur in fiscal 1998.


                       SELECTION OF INDEPENDENT AUDITORS

The accounting firm of Ernst & Young LLP served as the Company's independent auditors throughout fiscal year 1997 and the Board of Directors, on the recommendation of the Audit Committee, has selected the firm as the Company's independent auditors for fiscal 1998. The Board of Directors recommends ratification of the selection of Ernst & Young LLP as the Company's independent auditors for fiscal year 1998. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions. If the selection is not ratified, the Board of Directors will reconsider its action.


                              VOTING INSTRUCTIONS

The matters set forth in the Notice of Annual Meeting will be voted upon in the order in which they are listed in the Notice. The proxy form accompanying this Proxy Statement provides boxes by means of which shareholders executing the proxy forms may vote for or withhold a vote on the election of all or any of Board of Directors' nominees for election as directors. Proxies will be voted in accordance with such direction or, if no such direction is indicated, will be voted in favor of the election of each of the nominees. Each of the nominees has consented to serve as director and the Board of Directors has no reason to believe that any of the nominees will not be available to serve if elected. Should any of the nominees cease to be available for election before the Annual Meeting, the proxy will, unless authority to vote has been withheld by the person giving the proxy, be voted for a substitute nominee designated by the Board of Directors. Duly executed proxies will be voted as directed on the other questions specified on the proxy and, in the absence of such direction, will be voted for each proposal.


                             SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 1998 Annual Meeting must be received in writing by the Company before June 18, 1998, in order to be considered for inclusion in the Company's proxy materials relating to that meeting.


                                OTHER BUSINESS

The Board of Directors of the Company knows of no other matters that may come before the Annual Meeting. As to any other business that may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.


BY ORDER OF THE BOARD OF DIRECTORS


/s/ Charles H. Diller, Jr.
--------------------------
Charles H. Diller, Jr.
Secretary

October 3, 1997

                                   [JLG logo]



                              JLG Industries, Inc.
                                  1 JLG Drive
                         McConnellsburg, PA 17233-9533

                              JLG INDUSTRIES, INC.
                                  1 JLG DRIVE
                         MCCONNELLSBURG, PA 17233-0533

          This proxy is solicited on behalf of the Board of Directors.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, and does hereby appoint L. David Black and Charles H. Diller, Jr., and each of them, or such person or persons as they or any of them may substitute and appoint as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of JLG Industries, Inc.'s Capital Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of JLG Industries, Inc. to be held on Monday, November 17, 1997 at 4:30 p.m., and at all adjournments of such meeting.

    THE PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, PROXIES WILL BE VOTED FOR ALL THE PROPOSALS.

                                     (over)

                [triangle up] FOLD AND DETACH HERE [triangle up]

The Board of Directors unanimously recommends a vote FOR its nominees and proposals 2 and 3.

1.  ELECTION OF DIRECTORS
    [ ] FOR all nominees listed (except as marked to the contrary)

    [ ] WITHHOLD AUTHORITY to vote for nominees listed

Nominees:      L.D. Black; C.H. Diller, Jr.; G.R. Kempton; J.A. Mezera;
               G. Palmer; S. Rabinowitz; T.C. Wajnert; and C.O. Wood, III.

(Instructions: To withhold authority to vote for any nominees, write nominee's name on the line provided below):

--------------------------------------------------------------------------------

2. Ratify the appointment of Ernst & Young LLP as independent auditors for the ensuing year.
    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN


3. In the discretion, upon any other business that may properly come before the meeting or any adjournment thereof.


                                    Dated:                                , 1997
                                          --------------------------------

                                    --------------------------------------------

                                    --------------------------------------------
                                                   Signature(s)

Please sign exactly as your name appears hereon. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If as a corporation, please sign in corporate name by president or other authorized officer. If as a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                [triangle up] FOLD AND DETACH HERE [triangle up]

                                 Annual Meeting

                                       of

                       JLG Industries, Inc. Shareholders

                           Monday, November 17, 1997
                              JLG Industries, Inc.
                                  1 JLG Drive
                               McConnellsburg, PA